Exhibit 99.1

[LOGO]


LUMENIS ANNOUNCES A CHANGE IN ITS BOARD OF DIRECTORS


Yokneam, Israel, March 2, 2006 - Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced that Dr. Darrell
S. Rigel has decided to leave the Company's Board of Directors due to his significant other obligations, effective March 1, 2006. Dr. Rigel will continue his role as chairman of Lumenis' Medical Advisory Group. Dr. Rigel has been a member of the Board of Directors since 1999.

"We thank Dr. Rigel for his many years of service", said Dr. Jacob Frenkel, Chairman of the Board of Lumenis, "and we look forward to Dr. Rigel's continued contributions as chairman of Lumenis' Medical Advisory Group."

Dr. Rigel said, "In this new role, I look forward to continuing to help the Company develop new technologies and bring them to physicians to benefit patients."

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto www.lumenis.com.

Investors:
Lauri Hanover, CFO
1-866-232-6803
+972-4-959-9122

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com


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The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company's products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company's international operations and the Company's ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation (including the Wells Notice recently received in which the staff indicated its intention to recommend that a civil proceeding be brought seeking, among other things, injunctive relief and civil monetary penalties) and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company's continuing liquidity; uncertainties relating to the Company's lack of audited financial statements and other risks detailed from time to time in the reports filed by Lumenis with the SEC.


Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com